Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Anthony Galici

Chief Financial Officer

(860) 286-1307

agalici@indusrt.com

Ashley Pizzo

Director, IR & Capital Markets

(212) 218-7914

apizzo@indusrt.com

INDUS ANNOUNCES FISCAL 2021 SECOND QUARTER
LEASING, PIPELINE AND CORPORATE UPDATES

NEW YORK, NEW YORK (July 8, 2021) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, announced the following updates on leasing, its acquisition and development pipeline, its potential dispositions and other corporate matters for the three months ended June 30, 2021 (the “2021 second quarter”):

Highlights

●	Agreed to proposed terms and received commitments for a new secured revolving credit facility of up to $100 million, which is expected to close in the 2021 third quarter, subject to the completion of a definitive credit agreement
●	Acquired two industrial/logistics buildings, one in Charlotte, North Carolina (395,000 square feet) and one in the Lehigh Valley of Pennsylvania (127,500 square feet), for a combined purchase price of $53.7 million
●	Acquired approximately 14 acres of undeveloped land in Orlando, Florida for $5.25 million, upon which the Company plans to construct two industrial/logistics buildings totaling approximately 195,000 square feet
●	Entered into an agreement to sell approximately 670 acres of land in Granby and East Granby, Connecticut that comprise the Connecticut Nursery Farm, for anticipated proceeds of $10.3 million, if consummated
●	Closed on the sale of an approximately 7,200 square foot office/flex property in Windsor, Connecticut, in addition to two small parcels of undeveloped land in separate transactions
●	The in-service stabilized industrial/logistics portfolio[1] was 99.4% leased as of June 30, 2021

Leasing Activity

During the 2021 second quarter, INDUS executed one industrial/logistics lease totaling approximately 4,800 square feet at its recently renovated property located at 170 Sunport Lane in the Orlando market. This new lease has a term of over 5 years and a leasing cost per square foot per year2 of $2.01. 170 Sunport Lane was a value-add acquisition that was mostly vacant at closing in March 2020. As of June 30, 2021, approximately 27,000 square feet at 170 Sunport remains vacant. In addition to this vacancy, INDUS has approximately 197,500 square feet of vacancy that was added to its industrial/logistics portfolio through the Company’s newest value-add acquisition in the Charlotte market completed in June 2021 (see below).

1 Stabilized Properties reflect buildings that have reached 90% leased or have been in service for at least one year since development completion or acquisition date, whichever is earlier. 7800 Tuckaseegee Road, the Charlotte Acquisition, which was 50.1% leased as of June 30, 2021, was acquired on June 28, 2021, and is not included in the Stabilized Properties pool for the 2021 second quarter.

2 Lease cost per square foot per year reflects total lease costs (tenant improvements, leasing commissions and legal costs) per square foot per year of the lease term.

As of June 30, 2021, INDUS’s 32 industrial/logistics buildings aggregated approximately 4.7 million square feet and represented 92.5% of INDUS’s total real estate portfolio. INDUS’s in-service industrial/logistics portfolio’s percentage leased was as follows:

	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Aug 31, 2020
Percentage Leased	95.3%	99.2%	94.5%	94.3%
Percentage Leased – Stabilized Properties	99.4%	99.2%	95.7%	99.7%

In the 2021 second quarter, INDUS completed two lease extensions of office/flex space that resulted in a net expansion of approximately 10,000 square feet under lease. The first of these lease extensions was for approximately 11,000 square feet for 10 years and included the tenant leasing approximately 12,000 square feet in an adjoining building that was vacated during the 2021 second quarter. The second lease extension was for approximately 14,000 square feet for 5 years in 5 Waterside Crossing, whereby the tenant will reduce its square footage by approximately 2,000 square feet. 5 Waterside Crossing is currently under agreement for sale with two other office/flex properties (see below).

INDUS’s ten office/flex buildings, which aggregate approximately 385,000 square feet and comprise 7.5% of INDUS’s total real estate portfolio by square footage, were 70.8% leased as of June 30, 2021, as compared to 71.3% at March 31, 2021. Of these ten office/flex buildings, three buildings totaling approximately 209,000 square feet are currently under agreement for sale.

Additionally, on June 16, 2021, the Company entered into an option agreement for a long-term lease extension of a ground lease with a cell tower operator on a small portion of the land known as 686 College Highway in Southwick, Massachusetts. In exchange for the lease extension, the cell tower operator has agreed to make a lump sum payment to the Company of $1.0 million. The lease extension is expected to close in the third quarter of 2021, prior to the sale of the entire parcel for approximately $5.3 million (see below). The lease extension and sale of 686 College Highway (the “Southwick Land”) are both subject to the satisfaction of certain contingencies, and there can be no assurance that these transactions will be consummated.

Acquisition & Development Pipeline

On May 12, 2021, INDUS purchased a 127,500 square foot industrial/logistics building on approximately 13.7 acres of land in the Lehigh Valley for a purchase price of $11.7 million (the “Lehigh Valley Acquisition”). The Lehigh Valley Acquisition is fully leased through November 2022 to a single tenant that is a subsidiary of a publicly traded multinational chemical company and has a 4.5% in-place cash capitalization rate (first full year Cash NOI/purchase price). The Lehigh Valley Acquisition has excess, unutilized land that INDUS believes could receive approvals to be used for additional parking, for outdoor storage or to expand the existing building. The Lehigh Valley Acquisition increased the Company’s Lehigh Valley industrial/logistics portfolio to seven buildings totaling approximately 1.4 million square feet, not including properties in the Company’s development pipeline (see below).

On June 28, 2021, INDUS purchased a recently constructed, 50.1% leased, 395,000 square foot industrial/logistics building in Charlotte (the “Charlotte Acquisition”). The Company used cash on hand to pay the $42.0 million purchase price and expects an estimated underwritten stabilized yield of 4.5% on the property. The Charlotte Acquisition is located in the Airport submarket of Charlotte and has excellent access to both I-485 and I-85. The Charlotte Acquisition increased the Company’s Charlotte industrial/logistics portfolio to four buildings totaling approximately 1.0 million square feet, not including the approximately 141,000 square foot build-to-suit warehouse currently under construction that is expected to be completed by September 30, 2021 (the “Charlotte Build-to-Suit”).

The following is a summary of INDUS’s development pipeline for its industrial/logistics portfolio as of July 8, 2021:

Name	Market	Building Size (SF)	Type	Expected Delivery
Owned Land
Charlotte Build-to-Suit	Charlotte, NC	141,000	Build-to-Suit	Q3 2021
Lehigh Valley Land	Lehigh Valley, PA	103,000	Speculative	Q4 2021
110 Tradeport Development	Hartford, CT	234,000	67% Pre-leased	Q3 2022
Orlando Land	Orlando, FL	195,000	Speculative	Q3 2022

Land Under Purchase & Sale Agreement
First & Second Allentown Purchase Agreements	Lehigh Valley, PA	206,000	Speculative	Q4 2022
Total		879,000

INDUS expects that the total development and stabilization costs of developments in its pipeline will total approximately $121.7 million, which includes the impact of recent market price increases for raw materials such as steel bar joists, rubber used in roofing and PVC piping used in sitework. The Company estimates that the underwritten weighted average stabilized Cash NOI yield on its development pipeline is between 5.8% - 6.3%.3 Actual initial full year stabilized Cash NOI yields may vary from INDUS’s estimated underwritten stabilized Cash NOI yield range based on the actual total cost to complete a project or acquire a property and its actual initial full year stabilized Cash NOI.

On May 7, 2021, a wholly owned subsidiary of the Company entered into a construction loan agreement to fund a portion of the development costs for the Charlotte Build-to-Suit. Total borrowings under the construction loan will be the lesser of $28.4 million or 67.5% of the project cost of the Charlotte Build-to-Suit. The construction loan matures on May 7, 2023, with a one-year extension at the Company’s option. The interest rate under the construction loan, to be adjusted monthly, is one-month LIBOR plus 1.65%, reduced to one-month LIBOR plus 1.40% upon completion of the Charlotte Build-to-Suit and commencement of rental payments by the tenant, which is anticipated to be in the quarter ending September 30, 2021.

Completion of the development pipeline and stabilization of completed buildings in the development pipeline are subject to various significant contingencies and cannot be guaranteed to be completed in the expected timing, at the Company’s estimated underwritten yields, or at all.

3 As a part of INDUS’s standard development and acquisition underwriting process, INDUS analyzes the targeted initial full year stabilized Cash NOI yield for each development project and acquisition target and establishes a range of initial full year stabilized Cash NOI yields, which it refers to as “underwritten stabilized Cash NOI yields.” Underwritten stabilized Cash NOI yields are calculated as a development project’s or acquisition’s initial full year stabilized Cash NOI as a percentage of its estimated total investment, including costs to stabilize the buildings to 95% occupancy (other than in connection with build-to-suit development projects and single tenant properties). INDUS calculates initial full year stabilized Cash NOI for a development project or acquisition by subtracting its estimate of the development project’s or acquisition’s initial full year stabilized operating expenses, real estate taxes and non-cash rental revenue, including straight-line rents (before interest, income taxes, if any, and depreciation and amortization), from its estimate of its initial full year stabilized rental revenue.

Dispositions

As of July 8, 2021, INDUS had agreements in place to sell the following non-core properties and undeveloped land parcels:

,000
Name	Location	Property Size	Expected Closing	Sale Price ($ in millions)
5 & 7 Waterside Crossing; 21 Griffin Road N	Windsor, CT	209,000 SF	Q3 2021	$6.6
Florida Nursery Farm	Quincy, FL	1,066 acres	Q3 2021	$1.1
60 Griffin Road South Land	Bloomfield, CT	34 acres	Q3 2021	$0.6
Stratton Farms Residential Parcels[4]	Suffield, CT	7 lots	Q3 2021	$0.4
1985 Blue Hills Avenue & Adjacent Land	Windsor, CT	165,000 SF; 39 acres	Q4 2021	$18.0
Connecticut Nursery Farm	E. Granby/Granby, CT	670 acres	Q4 2021	$10.3
Meadowood Residential Parcels	Simsbury, CT	277 acres	Q4 2021	$5.4
Southwick Land	Southwick, MA	91 acres	Q4 2021	$5.3
East Granby/Windsor Parcels	E. Granby/Windsor, CT	280 acres	2022	$6.0
Total Gross Proceeds of Dispositions Under Agreement, if Consummated				$53.7

Closings on these potential dispositions are subject to various significant contingencies and cannot be guaranteed to be completed in the expected time-frame, at the expected sales prices shown, or at all.

Corporate Updates

During the 2021 second quarter, INDUS agreed to proposed terms and received initial commitments for a new secured revolving credit facility of up to $100 million (the “New Facility”) that would replace both its existing revolving credit line and acquisition credit line with Webster Bank, N.A. (“Webster Bank”), which total $50 million in the aggregate and are scheduled to expire on September 30, 2021. Under the proposed terms, the New Facility is expected to have a three year term with two one-year extensions at the Company’s option. The New Facility is also expected to include an uncommitted incremental facility, which would enable the New Facility to be increased up to $250 million in the aggregate. Borrowings under the New Facility are expected to bear interest subject to a pricing grid for changes in the Company’s total leverage.  Based on the Company’s current leverage and the proposed terms, the initial annual interest rate under the New Facility would be one-month LIBOR plus 1.20% compared to a rate of one-month LIBOR plus 2.50% and one-month LIBOR plus 2.75% under its current revolving credit line and acquisition credit line, respectively, with Webster Bank. Closing on the New Facility is subject to the completion of a definitive credit agreement between INDUS RT, LP (see below) and the lenders under the New Facility.

Additionally, on June 28, 2021, INDUS Realty Trust, LLC, a Maryland LLC and a wholly-owned subsidiary of the Company, was converted into a Maryland limited partnership and the entity’s name was changed from INDUS Realty Trust, LLC to INDUS RT, LP (the “Operating Partnership”). The Operating Partnership is 99% owned by the Company as the general partner, and 1% owned by INDUS RT, LLC as limited partner, a Maryland limited partnership which is 100% owned by the Company. The Operating Partnership structure provides additional capital flexibility for INDUS, as it will allow the Company to offer shares in its Operating Partnership (“OP Units”) to sellers of real estate assets in exchange for ownership of those assets. Sellers may hold OP Units pursuant to their own tax deferral strategies or may convert the OP Units into shares of the Company’s common stock, subject to certain conditions.

4 The sale of the 16 Stratton Farms Residential Parcels for a total of approximately $0.9 million is to be completed in two parts. The sale of the first 9 lots closed in February 2021 and accounted for approximately $0.5 million of the gross sales price. The sale of the remaining 7 lots is expected to close in the 2021 third quarter and represents approximately $0.4 million of the total gross sales price.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing and leasing industrial/logistics properties. INDUS owns 42 buildings totaling approximately 5.1 million square feet (including 32 industrial/logistics buildings aggregating approximately 4.7 million square feet) in Connecticut, Pennsylvania, North Carolina and Florida in addition to over 3,400 acres of undeveloped land.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’s beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the completion of acquisitions and dispositions under agreements, construction and development plans and timelines, expected total development and stabilization costs of developments in INDUS’s pipeline, anticipated leasing activity, the estimated underwritten stabilized Cash NOI yield of the Company’s pipeline, entry into a definitive credit agreement for the New Facility and expected terms of the New Facility, capital flexibility provided by the Operating Partnership structure and ability to use OP Units for future purchases of real estate assets, and expected capital availability and liquidity. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’s Annual Report on Form 10-K for the fiscal year ended November 30, 2020, filed with the SEC on February 18, 2021. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.